Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. TO ACQUIRE
SYNVENTIVE MOLDING SOLUTIONS

•	Synventive is a Leading Designer and Manufacturer of Highly Engineered Components and Services to the Global Injection Molding Industry

•	Acquisition Expands Barnes Group’s Intellectual Property Based Manufacturing Capability and Global Access

July 16, 2012 --- Barnes Group Inc. (NYSE:B), an international aerospace and industrial manufacturing and service provider, today announced that it has entered into a definitive agreement to acquire privately held Synventive Molding Solutions, a leading designer and manufacturer of highly engineered and customized hot runner systems, components, and services, headquartered in Peabody, Massachusetts. Hot runner systems are the enabling technology for many complex injection molding applications and are standard in industries that require premium product aesthetics and performance.

Barnes Group has agreed to purchase all the capital stock of Synventive for $335 million in cash, subject to certain closing and post-closing adjustments, and is expected to finance the transaction with cash on hand and additional borrowings under an accordion feature of the Company’s existing credit agreement. The acquisition is anticipated to close in August 2012, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions, including obtaining necessary third party agreements.

Synventive is one of the world’s largest hot runner systems manufacturers, serving a global customer base of more than 3,000 molders, mold makers and original equipment manufacturers across 50 countries. With estimated 2012 revenues of approximately $160 million, Synventive operates out of three manufacturing locations in the United States, Germany and China, with sales and service offices in 28 countries and 770 employees worldwide. Synventive will operate as a strategic business unit within Barnes Group’s Industrial Segment.

“We are very excited to add Synventive to Barnes Group and about the tremendous opportunities for growth we expect this acquisition to bring to us,” said Gregory Milzcik, President and CEO of Barnes Group Inc. “The global demand for more complex, highly technical injection molding solutions is anticipated to grow substantially in the future. We are eager to add Synventive’s innovative products and services to Barnes Group’s core manufacturing capabilities and to work with them to create a stronger, more dynamic presence in the global marketplace.”
Added Milzcik, “Barnes Group takes pride in providing rewarding opportunities for all employees to grow and develop their careers with the company. We are impressed with the expertise and commitment demonstrated at Synventive and are enthusiastic about having their employees join our team and contribute to our ongoing success. We welcome the opportunity to invest in this outstanding company and to continue providing customers with the superior products and services associated with the Barnes Group and Synventive names.”
Barnes Group will provide additional details about the Synventive business on its second quarter 2012 earnings call scheduled for July 27, 2012 at 8:30 a.m.

About Barnes Group Inc.

Founded in 1857, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial manufacturing and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group’s approximately 4,400 dedicated employees, at more than 50 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward Looking Statements
This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements may relate to, among others, the parties' ability to close the acquisition and the expected closing date of the acquisition; the anticipated benefits of the acquisition; the impact of the acquisition on the Company’s financial results, business performance and product offerings; the expected impact of the acquisition on the Company’s fiscal 2012 revenue, non-GAAP results and GAAP results. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to: the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction, making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; the success of the companies in implementing their integration strategies; the actual benefits realized from this transaction; disruptions to our business and financial conditions as a result of this acquisition or other investments or acquisitions; the ability to recruit and retain key personnel; difficulties leveraging market opportunities; difficulties providing solutions that meet the needs of customers; market acceptance of Synventive’s products and services; rapid technological and market change; the ability to protect intellectual property rights; the ability to maintain partner, reseller, distribution and vendor support and supply relationships; higher risks in international operations and markets; the ability to hire and retain employees; the impact of increased competition; currency fluctuations; litigation; and other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission by the Company, including the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of Company’s filings with the Securities and Exchange Commission. The risks and uncertainties described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the current or worsening conditions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; the impact of future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; foreign currency exposure; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Bill Pitts

Director of Investor Relations

860-583-7070